Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated September 29, 2026, with respect to the consolidated financial statements of Gamehaus Holdings Inc., as of June 30, 2026 and 2025 and for the three years ended June 30, 2026, in the registration statements on Form F-3 (File No. 333-297738), Form S-8 (File No. 333-288231) and Form S-8 (File No. 333-295516), which appears in this Annual Report on Form on Form 20-F of Gamehaus Holdings Inc., filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

September 29, 2026